Exhibit 10.8

AMENDMENT NO. 1 TO

NUTON COLLABORATION AGREEMENT

Pursuant to Section 7.09 of the Nuton Collaboration Agreement dated August 30, 2022 (the “NCA”) by and among Nuton LLC, a Delaware Limited Liability Company (“Nuton” or “Investor”), McEwen Copper Inc., a Colorado Corporation (the “Corporation”), McEwen Mining Inc. (“McEwen Mining”), a corporation incorporated under the laws of the Province of Alberta, Canada, and Robert R. McEwen, an individual acting in his personal capacity (“Robert R. McEwen”) (collectively, the “Parties”), the Parties enter into this Amendment No. 1 to the NCA (“Amendment No. 1”) as of March 9, 2023. Capitalized terms not defined below have the meanings set forth in the NCA.

WHEREAS, the Corporation has entered into a subscription agreement (the “2023 Subscription Agreement”) dated as of the date hereof, pursuant to which the Investor will acquire 350,000 Common Shares (as defined herein) in the capital of the Corporation (the “2023 Subscription”).

WHEREAS, the Parties have agreed to additional rights and obligations as part of the 2023 Subscription and now desire to amend the terms of the NCA to reflect such agreement.

WHEREAS, Section 7.09 of the NCA provides that the NCA may be amended by agreement in writing by each of the Parties.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements below and for other good and valuable consideration to which neither party would otherwise be entitled, the receipt and sufficiency of which is irrevocably acknowledged, it is agreed by and among the Parties as follows:

(1)Section 1.01 shall be amended through the addition of the following definition:

“‘Exchange Rate’ means ratio of U.S. dollars to Argentine Pesos using the rate calculated at as the average of the AR$ official rates for the five (5) days preceding the date of the Funding Notice, as published by the Central Bank of Argentina under the heading Wholesale Exchange Rate (ARS/USD) Com. A 3500 (https://www.bcra.gob.ar/varios/english_information.asp), or any other source as agreed to by the Parties in writing;”

(2)Section 2.06(1) shall be amended by adding the following at the end thereof:

“This Section 2.06 does not apply to the option and any and all associated rights granted to the Investor under the separate Copper Cathodes and Concentrates Purchase Rights Agreement between it and Andes Corporación Minera S.A. (“ACM”).”

(3)Section 2.07 shall be amended by adding a new subsection as follows:

“(2) McEwen Mining and Robert R. McEwen agree not to trigger, directly or indirectly, the ‘Drag-Along Rights’ described in Article VIII of the Shareholder Agreement. This Section 2.07(2) shall cease to apply should the Investor’s Ownership Percentage fall below 7.5%.”

(4)Section 4.01(1) shall be amended and restated in its entirety as follows:

“(1) The Corporation shall provide the Investor with timely access to all information about the Los Azules Project, including without limitation scientific, technical, strategic, studies, schedule, cost and other information, but excluding any information obtained under confidentiality from another entity and which may exclude Information deemed to be proprietary to the Corporation, acting reasonably, and in compliance with the above terms through the NCA. The Company may decline to respond to any such information requests where the Chair of the Board believes, in his or her sole discretion, acting reasonably and in good faith, that there could be a potential conflict as a matter of applicable corporate law relating to the Investor or any member of the Rio Tinto Group as a result of making such disclosure, and with the Company disclosing the nature of the purported conflict of interest to Nuton at the time it declines an information request.”

(5)The end date of the exclusivity described in Section 4.02(1) shall be modified to August 10, 2024, or 60 days after the delivery of the Stage 1 Viability Testing Report, whichever is later.

(6)Section 7.04(1) shall be amended and restated in its entirety as follows:

“(1) Unless otherwise terminated by the mutual written agreement of the Parties, this Agreement shall continue in full force and effect and shall only terminate, and, subject to Section 8.01(8), all rights and obligations hereunder shall only cease to apply, upon the date on which the Investor’s Ownership Percentage has been below 7.5% continually for one year.”

(7)The following is added as a new Article 8:

ARTICLE 8

FUNDING RIGHT

8.01	Funding Right

(1)Subject to Section 8.04, before ACM engaging any unaffiliated third party for the purpose of obtaining funds in the form of Argentine Pesos, in an aggregate amount of Argentine Pesos equal to or greater than $2,500,000 United States Dollars, converted by applying the Exchange Rate, whether by way of capital contribution, equity investment, credit facility, loan or other similar arrangement customary in Argentina, the Corporation shall provide, and the Corporation shall procure that ACM provides, to the Investor a written notice (the “Funding Notice”) of the same, including the total amount of Argentine Pesos proposed to be so funded (such amount, the “Funding Amount”). Investor acknowledges that FCA Argentina S.A., a corporation incorporated under the laws of the Republic of Argentina (“FCA”), has been granted mirror Funding Rights under a separate agreement.

(2)Upon receipt of the Funding Notice, the Investor shall have the right, but not the obligation, to procure term sheets or offer letters or letters of intent or similar written expressions of commercial terms from three banks or broker-dealers, or any combination thereof, in each case that are recognized in Argentina, that set out the terms and conditions on which each bank or broker-dealer proposes to provide to ACM the Funding Amount, including any applicable service, commission or related fees of such bank or broker-dealer (“Term Sheets”), and deliver the Term Sheets to the Corporation within fifteen (15) Business Days following receipt of the Funding Notice. Provided that the Investor has delivered such Term Sheets to the Corporation within such fifteen (15) Business Day period, the Investor shall have the right, but not the obligation, to offer to fund all or part of the Funding Amount on substantially the same commercial terms as the Term Sheet that is the most favourable to the Corporation, by giving written notice (the “Argentine Funding Offer Notice”), which sets out such terms, to the Corporation and ACM within five (5) Business Days after delivery of the Term Sheets.

(3)If the Investor delivers the Argentine Funding Offer Notice within the five (5) Business Day period described in Section 8.01(2), then: (a) McEwen Mining, ACM, the Corporation and Robert R.

McEwen (the “McEwen Parties”) the McEwen Parties shall take all actions reasonably necessary to promptly procure that shareholder approval is obtained for such transaction, including as required by the Shareholder Agreement, and (b) provided that such shareholder approval is obtained, the McEwen Parties shall procure that ACM completes a transaction with the Investor based on the terms in the Argentine Funding Offer Notice.

(4)If:

(a)	ACM and the Investor fail to complete a transaction within 30 days following the shareholder approval; or
(b)

any required shareholder approval is not obtained, including in accordance with the Shareholder Agreement, within 30 days following the delivery of the Argentine Funding Offer Notice, provided that the McEwen Parties took all actions reasonably necessary to obtain such approval; or

(c)	the Argentine Funding Offer Notice relates to an amount lower than the Funding Amount and the relevant transaction is completed between ACM and the Investor in such amount,

then the McEwen Parties may proceed, within the following 120-day period, to cause ACM to complete a transaction, or series of transactions, to obtain funding (or in the case of the preceding paragraph (c), complete the obtainment of funding for) all or any portion of the unfunded Funding Amount, provided that the commercial terms of such transaction, or such series of transactions, are at least as favourable to ACM as those terms set out in the Argentine Funding Offer Notice. If ACM does not complete such transaction(s) during such 120-day period, then the Investor’s rights under this Article 8 shall again take effect.

(5)If both the Investor and FCA deliver Term Sheets under Section 8.01(2) of this Agreement (in the case of the Investor) or the corresponding provision of a contract among the McEwen Parties and FCA (in the case of the latter), then the McEwen Parties shall, immediately upon receipt, make each of the Term Sheets received from each of the Investor and FCA in accordance with Section 8.01(2) of this Agreement and such corresponding contractual provision available to the other of the two of them, and the Investor and FCA each shall have the right, but not the obligation, to offer, within the period of 15 days described in Section 8.01(2) of this Agreement (in the case of the Investor) or such corresponding provision (in the case of FCA), to fund all or any part of the Funding Amount on substantially the same commercial terms as the Term Sheet (taking into account all of the Term Sheets procured by either of them) that is the most favourable to the Corporation, by giving an Argentine Funding Offer Notice. If the Investor so wishes and FCA agrees, the Investor and FCA may also deliver a joint Argentine Funding Offer Notice, providing for each of them to provide some part of the Funding Amount on substantially such aforesaid most favourable terms, provided that the total offered funding amount under such joint Argentine Funding Offer Notice shall not exceed the Funding Amount. If each of the Investor and FCA has given a separate Argentine Funding Offer Notice in compliance with Section 8.01(2) of this Agreement (in the case of the Investor) or such corresponding contractual provision (in the case of FCA), and the total amount of the funding offered by both of them exceeds the Funding Amount, then each such notice shall be deemed, notwithstanding any other provision hereof or of the corresponding contract among the McEwen Parties and FCA, to be an offer to fund, on such most favourable terms, an amount reduced as necessary (on a pro rata basis, reflecting the respective Ownership Percentages of the Investor and FCA) such that the total of the two offers equals the Funding Amount, provided that the offer of a shareholder that has offered to fund a percentage of the Funding Amount that is equal to or less than its Ownership Percentage shall not be deemed to be reduced and the required aggregate reduction shall therefore be applied entirely to the other shareholder, and, in any event,

Sections 8.01(3) and 8.01(4) of this Agreement (and the corresponding provisions of the contract among the McEwen Parties and FCA) shall operate in respect of such funding offers as either or both of them have been deemed to have been reduced pursuant hereto.

(6)In any case in which both the Investor and FCA have delivered (either separately or together) Argentine Funding Offer Notice(s), in accordance with Section 8.01(5), the McEwen Parties shall procure that ACM shall not complete a transaction pursuant to Section 8.01(3) of this Agreement (or the corresponding provision of the contract among the McEwen Parties and FCA) with only one of the Investor and FCA unless the other of them has failed or refused to complete the transaction corresponding to its offer (after applying any deemed reduction thereto pursuant to Section 8.01(1) in a timely manner, taking into account the deadline specified in Section 8.01(4)(a) of this Agreement (and the relevant corresponding provision of the contract among the McEwen Parties and FCA) notwithstanding such transaction having been timely approved by all corporate action required by either ACM or the McEwen Parties and diligently pursued by ACM and the McEwen Parties, in which case ACM may proceed with a transaction with the non-defaulting shareholder in an amount up to the Funding Amount, and on substantially the same commercial terms as set forth in the most favourable Term Sheet.

(7)If the Investor does not deliver the Term Sheets within the fifteen (15) Business Day period described in Section 8.01(2), or does not deliver the Argentine Funding Offer Notice within the five (5) Business Day period described in Section 8.01(2) or provides notice to the Corporation within either of such periods that it does not intend to deliver the Term Sheets or the Argentine Funding Offer Notice, as the case may be, then the McEwen Parties may proceed, within the following 120-day period, to cause ACM to complete a transaction, or series of transactions, to obtain funding in an amount of Argentine Pesos up to the Funding Amount, plus 10%. If ACM does not complete such transaction(s) during such 120-day period, then the Investor’s rights under this Article 8 shall again take effect.

(8)If the Investor’s Ownership Percentage falls below 7.5%, then this Article 8 shall not apply. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Article 8 shall be reinstated.

(9)Furthermore, this Article 8 shall cease to apply after the earlier of the start of commercial production from the Los Azules Project and January 1st, 2030, unless extended by mutual agreement in writing of the Investor and the McEwen Parties.

(8)The following shall be added as a new Article 9:

ARTICLE 9

PARTICIPATION RIGHT FOLLOWING INITIAL PUBLIC OFFERING

9.01	Participation Right Following Initial Public Offering

(1)In the event that the Corporation completes an initial public offering that results in the Common Shares or other securities in the capital of the Corporation becoming listed on a recognized stock exchange in Canada, the United States, the United Kingdom, Australia or the European Union (an “Initial Public Offering”) and, after such Initial Public Offering, the Corporation proposes to issue or sell any such securities, whether or not qualified by a prospectus pursuant to the Securities Act (Ontario), as amended, or equivalent Canadian legislation, or registered pursuant to the United States Securities Act of 1933, as amended, the Corporation shall:

(a)	provide the Investor written notice of such proposed sale or issuance as promptly as is reasonably practical in light of the timing and nature of the transaction; and
(b)

allow, or in the case of a transaction in which the Corporation has engaged one or more underwriter(s) or agent(s), use commercially reasonable efforts to cause such underwriter(s) or agent(s) to allow, the Investor to participate in such proposed sale or issuance in an amount that allows the Investor, after the completion of such transaction, to maintain the Investor’s Ownership Percentage immediately prior to the completion of such transaction, on the same terms, conditions and price to be provided to other investors in the proposed sale or issuance of securities, subject to the Investor’s compliance with any timing, indication, eligibility and documentation requirements imposed by any underwriter on similarly situated participants in the transaction.

(2)If the Investor’s Ownership Percentage falls below 7.5%, then this Article 9 shall not apply. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Article 9 shall be reinstated.

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IN WITNESS WHEREOF the Parties hereto have duly executed this Amendment No. 1 as of the date and year first above written.

MCEWEN COPPER INC.

Per:
	Name:	Robert R. McEwen
	Title:	Director and President

MCEWEN MINING INC.

Per:
	Name:	Robert R. McEwen
	Title:	Chief Executive Officer

Robert R. McEwen

NUTON LLC

Per:
Name:
Title: